AMENDMENT TO
                            STOCK PURCHASE AGREEMENT                 EXHIBIT 2.2


This Amendment (the "Amendment") dated as of December 21, 2002 shall serve as an Amendment to that certain Stock Purchase Agreement (the "Agreement") by and among CB & D Corp., a New Mexico Corporation (the "Buyer"), and Oak Ridge Capital Group, Inc. (the "Seller") dated as of December 20, 2002. The Buyer and the Seller are sometimes referred to herein collectively as the "Parties" and individually as a "Party." All definitional terms used in this Amendment shall have the same meaning as set forth in the Agreement.

                                    RECITALS

The Seller owned all of the outstanding capital stock of Charter.

The Buyer previously purchased from Seller all of the Seller's Shares in Charter, in return for cash and notes issued by the Buyer pursuant to the terms set forth in the Agreement.

In connection with such purchase, the Parties neglected to negotiate, document, and provide appropriate consideration for the transfer of Charter's interest in Success Ventures, a New Mexico joint venture (owned equally by Mesa Verde Development Corporation, a New Mexico corporation, and Charter) (the "Joint Venture Interest") to the Buyer.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

             SECTION 1. PURCHASE AND SALE OF JOINT VENTURE INTEREST

  1.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell to the Buyer, the Joint Venture Interest for the consideration specified below in this Section 1.

  1.2 Purchase Price. The Buyer shall pay to the Seller at the Closing as the aggregate purchase price for the Joint Venture Interest $317,231 (the "Purchase Price"), by delivery of (i) a promissory note executed in connection with both the Agreement and the Amendment (the "Seller Note") in the form of Exhibit A attached hereto in the aggregate original principal amount of $1,196,496 and
(ii) cash in the amount of $250,000 for the balance of the Purchase Price payable by certified or cashier's check or wire transfer of immediately available funds to such account as shall be designated by the Seller.

  1.3 Closing
    a. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Oak Ridge Capital Group, Inc. in Albuquerque, New Mexico, commencing at 10:00 a.m. local time on December 21, 2002.


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         SECTION 2. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

  The Seller represents and warrants to the Buyer that the statements contained in this Agreement also apply where appropriate with respect to the Amendment and are correct and complete as of the date of this Amendment. Notwithstanding such representations and warranties, the Buyer acknowledges that the Buyer and its representatives are fully informed regarding all aspects of the business of the Joint Venture Interest, including any Liability and any potential Losses related to such Joint Venture Interest, and have full Knowledge related to the same.

         SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER

  The Buyer represents and warrants to the Seller that the statements contained in this Agreement also apply where appropriate with respect to the Amendment and are correct and complete as of the date of this Amendment.

                        SECTION 4. POST-CLOSING COVENANTS

  The Parties agree as follows with respect to the period following the Closing:

  4.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall take all reasonable action (including the execution and delivery of such further instruments and documents) in a reasonably timely manner as the other Parties reasonably may request for such purposes. The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to the Joint Venture Interest.

  4.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction prior to the Closing involving the Joint Venture Interest, the other Party shall cooperate with such first Party and such first Party's counsel in the contest or defense, make available such other Party's personnel and provide such testimony and access to such other Party's books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 5 below).

  4.3 Confidentiality. From and after the Closing Date, the Seller will (i) maintain all of the Confidential Information in confidence and not disclose any portion of the Confidential Information to any person other than its attorneys and accountants who need to know such Confidential Information in connection with the terms of this Agreement and (ii) deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.3.

If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller nonetheless is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

               SECTION 5. REMEDIES FOR BREACHES OF THIS AMENDMENT

  5.1 Indemnification Provisions For Benefit of the Buyer. The Seller agrees to indemnify the Buyer from and against all Losses resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty of the Seller contained in Section 2 above.

  5.2 Indemnification Provisions For Benefit of the Seller. The Buyer agrees to indemnify the Seller from and against all Losses resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty of the Buyer contained in Section 3 above.

  5.3 Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") of a claim with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 5, then the Indemnified Party shall notify the Indemnifying Party thereof promptly (and in any event within 10 business days after receiving any written notice from a third party). The Indemnifying Party's liability hereunder to the Indemnified Party shall be reduced to the extent the Indemnifying Party is materially adversely prejudiced by the Indemnified Party's failure to provide timely notice hereunder. In the event any Indemnifying Party notifies the Indemnified Party within 10 business days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (which shall not be unreasonably withheld), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (which shall not be unreasonably withheld). In the event the Indemnifying Party does not notify the Indemnified Party within 10 business days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against the matter in any manner it may deem appropriate.

                            ARTICLE 6. MISCELLANEOUS

  6.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Amendment without the mutual approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

  6.2 No Third Party Beneficiaries. This Amendment shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

  6.3 Entire Agreement. This Amendment (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

  6.4 Succession and Assignment. This Amendment shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party's rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

  6.5 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  6.6 Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

  6.7 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Amendment or any of the agreements contemplated hereby shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or five business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Party at the address below:

If to the Seller:
         Oak Ridge Capital Group, Inc.
         701 Xenia Avenue South
         Suite 130
         Golden Valley, MN 55416
         Attention: James A. Coryea II

If to the Buyer:
         CB & D Corp.
         11000 Spain, Suite B,
         Albuquerque, NM, 87111
         Attention: Bill E. Hooten

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  6.8 Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Minnesota.

  6.9 Amendments and Waivers. No amendment, modification or waiver of any provision of this Amendment shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  6.10 Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  6.11 Expenses. Each of the Parties will bear its own costs and expenses incurred in compliance with the terms and conditions of this Amendment and in connection with the consummation of the transactions contemplated hereby.

  6.12 Construction. The language used in this Amendment, including the documents, 'instruments, agreements, exhibits, schedules and annexes hereto will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

  6.13 Incorporation of Exhibits, Annex and Schedules. Any Exhibits, Annex and Schedules identified in this Amendment are incorporated herein by reference and made a part hereof.

  6.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Amendment are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Amendment and to enforce specifically this Amendment and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 6.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

  6.15 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Amendment, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Amendment in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the first date written above.

                                                   CB & D CORPORATION

                                                   /s/  Bill E. Hooten
                                                   -------------------
                                                   By: Bill E. Hooten
                                                   Its: Blank



                                                   OAK RIDGE CAPITAL GROUP, INC.


                                                   /s/  Marc H. Kozberg
                                                   --------------------
                                                   By: Marc H. Kozberg
                                                   Its: Chief Executive Officer

                                 PROMISSORY NOTE

                             Albuquerque, New Mexico
$1,196,496.00                                                  DECEMBER 21, 2002

PROMISE TO PAY. CB & D CORP. ("BORROWER") promises to pay to the order of OAK RIDGE CAPITAL GROUP, INC. ("LENDER"), at its office at 701 Xenia Avenue, Suite 130, Golden Valley, MN 55416, or at such other place as the holder hereof may, from time to time designate in writing, in lawful money of the United States of America, the principal sum of One Million One Hundred Ninety Six Thousand Four Hundred and Ninety Six Dollars ($1,196,496.00), and to pay interest on the principal balance of this note outstanding, from the date hereof at the rate and on the terms set forth below.

STOCK PURCHASE AGREEMENT. This note is issued pursuant to the terms of that certain Stock Purchase Agreement dated as of December 20, 2002, and an Amendment thereto dated as of December 21, 2002, by and between the Borrower and the Lender (as the same may be amended or restate from time to time, the "STOCK PURCHASE AGREEMENT").

PAYMENT. Interest at a rate of Seven Percent (7.00%) per annum on this note shall accrue beginning immediately and be payable quarterly beginning on March 31, 2002. Interest on this note shall be computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. The Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. Principal on this note shall be payable annually beginning on December 31, 2003 (provided, however, that the Lender agrees that an adjustment may be warranted based on a review of the financial statements of the Borrower subsequent to such date) from "GROSS CASH FLOW" (defined as revenues of the Borrower less customary and traditional expenses of the Borrower pursuant to Generally Accepted Accounting Principles less a Forty Percent (40.00%) provision made for income taxes, less a provision for dividend payments made to preferred shareholders of the Borrower in the annual aggregate amount of Fifty Seven Thousand Six Hundred Dollars ($57,600), the total of which is then multiplied by.50). Principal on this note shall bear interest from the date hereof until the date of its payment at the stated interest rate. Notwithstanding the above, in any event, Borrower shall pay the then outstanding principal balance of this note together with all accrued and unpaid interest on the earlier of (i) December 31, 2009, or (ii) the acceleration of this note pursuant to certain acceleration events (the "ACCELERATION EVENTS").

ACCELERATION EVENTS. The following events shall be considered Acceleration Events pursuant to this note:

         ASSET SALES. An event pursuant to which the Borrower or any of its subsidiaries or affiliates receives any cash proceeds from an "ASSET SALE" (defined as any sale, transfer or other disposition by the Borrower or any of its subsidiaries or affiliates of all of the assets or substantially all of the assets of the Borrower or any of its subsidiaries or affiliates).

         INSURANCE PROCEEDS. An event pursuant to which the Borrower or any of its subsidiaries or affiliates elects in its or their respective discretion not to continue as an operating entity or entities after such party or parties receives any cash proceeds from any "RECOVERY EVENT" (defined as the receipt by the Borrower or any of its subsidiaries or affiliates of any cash insurance proceeds or awards payable by reason of theft, loss, physical destruction, damage, or any other similar event with respect to any property or assets of the Borrower or any of its subsidiaries or affiliates (other than Recovery Events in which the insurance proceeds therefrom do not exceed $100,000)).

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued and unpaid interest. Rather, they will reduce the principal balance of the note.

LATE CHARGE. If an interest or principal payment is fifteen (15) days or more late, Borrower will be charged Five Percent (5.00%) of the unpaid portion of the regularly scheduled payment.

EVENTS OF DEFAULT. The following shall constitute an "EVENT OR EVENTS OF DEFAULT" on the part of Borrower: (a) Borrower fails to make any payment when due; (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this note or any agreement related to this note, or in any other agreement Borrower has with Lender; (c) any written representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect either now or at the time made or furnished; (d) Borrower dissolves or Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws;
(e) any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest; (f) a material adverse change occurs in Borrower's financial condition, or Lender reasonably believes the prospect of payment or performance of the indebtedness is impaired. Notwithstanding the above, if the Borrower fails to cure any default within thirty (30) calendar days after effective date of Lender's default notice (including) payment of any late charges due and Lender's attorney fees provided herein), then the Lender may at is option, declare the remaining unpaid balance immediately due and payable, and proceed to enforce payment of the entire remaining unpaid balance, plus any accrued interest, together with reasonable attorney's fees and late charges due. If the final day for curing such default shall fall on a Sunday, or non-business day of Lender, then the period for curing the default shall extend to the close of business on the next regular business day of Lender.

LENDER'S RIGHTS. Upon the occurrence of an Event or Events of Default, this note shall bear interest at the lesser of (i) Eighteen Percent (18%) per annum, or
(ii) the maximum interest rate permitted by law. Upon an occurrence of an Event or Events of Default, Lender may declare the entire unpaid principal balance on this note and all accrued unpaid interest immediately due, after notice of default and Borrower's rights to cure have been exhausted, and then Borrower will pay that amount. Lender may hire or pay someone else to help collect this note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorney's fees and Lender's legal expenses whether or not there is a lawsuit, including attorney's fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

SECURITY INTEREST. Borrower grants to Lender a security interest in, and herby assigns, conveys, delivers, pledges, and transfers to Lender all of Borrower's right, title and interest in and to the common stock of Charter Building and Development Corp., a New Mexico corporation.

GENERAL PROVISIONS. Lender may delay of forgo enforcing any of its rights or remedies under this note without losing them. Lender may renew or extend (repeatedly and for any length of time) this note, or release any party or guarantor of collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender. Lender reserves the right in its sole and reasonable discretion to inspect and review the financial statement of Borrower at anytime. Borrower agrees to provide reviewed financial statements prepared in accordance with Generally Accepted Accounting Principles, (GAAP), to Lender on an annual basis for Lender's review.

BORROWER REPRESENTS TO LENDER THAT BORROWER HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY THEREOF. BORROWER:

CB & D CORP.

BY: /S/ JAMES A. ARIAS
----------------------
Name :James A. Arias
Title:  President